Exhibit 99.1

IMS Health Reports Second-Quarter 2014 Results

  Revenue for the quarter increased 6.1 percent to $662 million
  Adjusted EBITDA improved 9.2 percent to $226 million

DANBURY, Conn.--(BUSINESS WIRE)--July 24, 2014--IMS Health Holdings, Inc. (“IMS Health”) (NYSE:IMS), a leading global provider of information and technology services to the healthcare and life sciences industries, today announced results for the quarter ended June 30, 2014.

Second-Quarter 2014 Operating Results

Revenue for the second quarter increased 6.1 percent to $662 million, or 5.4 percent on a constant currency basis, compared with the second quarter of 2013. The company’s strong revenue performance in the second quarter was driven by a 12.7 percent increase in technology services. Information offerings revenue grew 1.8 percent. Revenue grew across all regions. Emerging markets increased 8.7 percent, or 10.1 percent at constant currency, and developed markets grew 5.5 percent, or 4.4 percent at constant currency versus the same period last year.

Adjusted EBITDA increased 9.2 percent to $226 million, or 9.3 percent on a constant currency basis, compared with the second quarter of 2013. This reflects both the drop-through from revenue growth to Adjusted EBITDA and the impact of continued productivity improvements. Adjusted EBITDA as a percentage of revenue for the quarter improved by a full point to 34.0 percent.

“We delivered another strong quarter of revenue and Adjusted EBITDA growth through steady execution of our strategy,” said Ari Bousbib, chairman and CEO, IMS Health. “Our recent successful IPO and debt refinancing position us well to significantly increase earnings and cash flow and, at the same time, to continue investing for future growth, including the pending transaction with Cegedim.”

The second quarter 2014 net loss was $220 million, compared with net income of $8 million in last year’s second quarter. The decline was due to several one-time charges relating to the company’s IPO, including expenses of $219 million associated with the early termination and refinancing of debt, a $72 million payment to terminate the company’s sponsor management services agreement, and a $30 million payment for the extinguishment of non-executive phantom stock grants that vested due to the IPO. The quarter also included a $49 million charge relating to a devaluation of IMS Health’s Venezuelan Bolivar assets and liabilities, as well as $27 million of restructuring and related charges. These unfavorable items were partially offset by better operating results, a favorable change in the income tax provision and lower interest expense.

Adjusted Net Income was $134 million, up 39.8 percent from $96 million in the prior year’s quarter, due to the $20 million increase in Adjusted EBITDA and a $25 million reduction in interest expense.

The diluted loss per share was $0.67 in the second quarter, compared with earnings per share of $0.03 in the second quarter of 2013. Adjusted Diluted Earnings per Share was $0.39 in the second quarter, compared with $0.33 in the prior year period.

First-Half 2014 Operating Results

Revenue for the six months ended June 30, 2014 increased 5.7 percent to $1,307 million, or 6.0 percent on a constant currency basis, compared with the first half of 2013. Adjusted EBITDA increased 8.2 percent to $443 million, or 9.4 percent on a constant currency basis, compared with the first half of 2013. The first half net loss was $244 million, compared with net income of $20 million in last year’s first half. Adjusted Net Income was $204 million, up 18.5 percent from $172 million in the prior year period.

Financial Position

As of June 30, 2014, cash and cash equivalents and short-term investments were $266 million and principal amount of debt was $3,996 million, resulting in net debt of $3,730 million. IMS Health’s Gross Leverage Ratio was 4.6 times the last twelve months Adjusted EBITDA at June 30, 2014 compared with 6.1 times at December 31, 2013. Net debt declined $568 million during the first half due to the use of IPO proceeds and cash to reset the capital structure.

Cash Flow

Net cash used in operating activities was $126 million in the second quarter. Capital spending was $12 million and additions to deferred software were $23 million, up $2 million and $5 million, respectively, versus the prior year as the company continued to invest for future growth. Unlevered Free Cash Flow for the second quarter was $189 million.

Full-Year Guidance

For the full-year 2014, IMS Health reaffirms guidance for revenue growth of 5 to 6 percent and Adjusted EBITDA growth of 7.5 to 9 percent. Adjusted Net Income is projected to grow 15 to 20 percent.

Constant Currency

IMS Health reports results in U.S. dollars, but does business on a global basis. Exchange rate fluctuations affect the U.S. dollar value of foreign currency revenue and expenses and may have a significant effect on results. The discussion of IMS Health’s financial results in this release includes comparisons with the prior year in constant currency terms, using consistent exchange rates. Management believes this information facilitates comparison of underlying results over time.

Non-GAAP Measures

This release presents certain “non-GAAP Measures” including Adjusted EBITDA, Adjusted Net Income, Adjusted Diluted Earnings per Share, Gross Leverage Ratio and Unlevered Free Cash Flow because management believes these measures provide additional information regarding the company’s performance and its ability to service debt. In addition, management believes that these non-GAAP Measures are useful to assess the company’s operating performance trends because they exclude certain material non-cash items, unusual or non-recurring items that are not expected to continue in the future, and certain other items. These non-GAAP Measures are not presented in accordance with U.S. GAAP, and IMS Health’s computation of these non-GAAP Measures may vary from those used by other companies. These measures have limitations as an analytical tool, and should not be considered in isolation or as a substitute or alternative to net income or loss, operating income or loss, cash flows from operating activities, total indebtedness or any other measures of operating performance, liquidity or indebtedness derived in accordance with GAAP. Reconciliations of these non-GAAP Measures to the most directly comparable GAAP measures and related notes are presented at the end of this release.

The non-GAAP Measures used in our full-year guidance will differ from U.S. GAAP net income, earnings per share and net cash used in operating activities, respectively, in ways similar to those described in the reconciliations at the end of this press release.

Conference Call and Webcast

IMS Health’s management team will host a conference call and webcast to discuss the company’s second-quarter 2014 results at 9:00 a.m. Eastern Time on July 24. Interested parties are invited to listen to the live event via webcast on IMS Health’s Investor Relations website at http://ir.imshealth.com. The discussion also will be available by dialing +1-800-920-6941 in the U.S. and Canada, or +1-212-231-2915 for international callers. A replay of the webcast will be available on the company’s Investor Relations site at http://ir.imshealth.com following the live call.

Forward-looking Statements

Reported numbers are preliminary and not final until the filing of IMS Health’s Form 10-Q with the Securities and Exchange Commission and, therefore, remain subject to adjustment. This press release includes “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including statements regarding future financial and operating results, especially those set forth under the heading “Full-Year Guidance.” The words “guidance,” “ongoing,” “believes,” “expects,” “may,” “will” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Forward-looking statements are not guarantees that the future results, plans, intentions or expectations expressed or implied will be achieved. Matters subject to forward-looking statements involve known and unknown risks and uncertainties, including regulatory, competitive and other factors, which may cause actual financial or operating results or the timing of events to be materially different than those expressed or implied by forward-looking statements. Important factors that could cause or contribute to such differences include, but are not limited to: imposition of restrictions on our use of data by data suppliers or their refusal to license data to us; failure to meet our productivity objectives; failure to successfully invest in growth opportunities; imposition of restrictions on our current and future activities under data protection and privacy laws; breaches or misuse of our or our outsourcing partners’ security or communication systems; hardware and software failures, delays in the operation of our computer and communications systems or the failure to implement system enhancements; consolidation in the industries in which our clients operate; our ability to protect our intellectual property rights and our susceptibility to claims by others that we are infringing on their intellectual property rights; the risks associated with operating on a global basis, including fluctuations in the value of foreign currencies relative to the U.S. dollar, and the ability to successfully hedge such risks; general economic conditions in the markets in which we operate, including financial market conditions; the successful completion of the proposed transaction with Cegedim and our ability to successfully integrate Cegedim’s information solutions and Customer Relationship Management businesses, and the other factors set forth in the “Risk Factors” section of our registration statement on Form S-1 on file with the SEC, our Form 10-Q for the period ending March 31, 2014 and any subsequent SEC filings. We disclaim any obligation to update any forward-looking statements as a result of developments occurring after the date of this press release, even if estimates change, and you should not rely on those statements as representing our views as of any date subsequent to the date of this press release.

About IMS Health

IMS Health is a leading global information and technology services company providing clients in the healthcare industry with comprehensive solutions to measure and improve their performance. By applying sophisticated analytics and proprietary application suites hosted on the IMS One intelligent cloud, the company connects more than 10 petabytes of complex healthcare data on diseases, treatments, costs and outcomes to help its clients run their operations more efficiently. Drawing on information from 100,000 suppliers and on insights from more than 45 billion healthcare transactions processed annually, IMS Health’s approximately 10,000 employees drive results for healthcare clients globally. Customers include pharmaceutical, consumer health and medical device manufacturers and distributors, providers, payers, government agencies, policymakers, researchers and the financial community.

As a global leader in protecting individual patient privacy, IMS Health uses anonymous healthcare data to deliver critical, real-world disease and treatment insights. These insights help biotech and pharmaceutical companies, medical researchers, government agencies, payers and other healthcare stakeholders to identify unmet treatment needs and understand the effectiveness and value of pharmaceutical products in improving overall health outcomes. Additional information is available at www.imshealth.com.

IMSFIN

Table 1 IMS Health Holdings, Inc. Income Statement (Preliminary and unaudited, in millions except per share)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(in millions, except per share data)	2014	2013	2014	2013
Revenue	$662	$624	$1,307	$1,237
Information	386	379	767	757
Technology services	276	245	540	480
Operating costs of information, exclusive of depreciation and amortization	174	157	338	317
Direct and incremental costs of technology services, exclusive of depreciation and amortization	140	124	276	247
Selling and administrative expenses, exclusive of depreciation and amortization	247	145	418	290
Depreciation and amortization	115	100	222	205
Severance, impairment and other charges	25	1	25	2
Operating (Loss) Income	(39)	97	28	176
Interest income	—	1	2	2
Interest expense	(49)	(75)	(138)	(154)
Other (loss) income, net	(271)	(6)	(288)	10
Non-Operating Loss, Net	(320)	(80)	(424)	(142)
(Loss) Income before income taxes	(359)	17	(396)	34
Benefit from (provision for) income taxes	139	(9)	152	(14)
Net (Loss) Income	$(220)	$8	$(244)	$20
(Loss) Earnings per Share Attributable to Common Shareholders:
Basic	$(0.67)	$0.03	$(0.80)	$0.07
Diluted	$(0.67)	$0.03	$(0.80)	$0.07
Weighted-Average Common Shares Outstanding:
Basic	329.7	280.0	304.9	280.0
Diluted	329.7	288.9	304.9	288.8

Table 2 IMS Health Holdings, Inc. Condensed Balance Sheet (Preliminary and unaudited, in millions)

	June 30,	December 31,
(in millions, except per share data)	2014	2013
Assets:
Cash and ST Investments	$266	$729
Restricted Cash	26	27
Accounts receivable, net	336	313
Property, plant and equipment, net	158	117
Computer software	261	263
Goodwill & other intangibles	6,010	6,090
Other current & LT assets	504	460
Total Assets	$7,561	$7,999

Liabilities and Shareholders’ Equity:
Liabilities:
Accounts payable, accrued & other current liabilities, & deferred revenues	$774	$866
Post-retirement/employment benefits	77	77
Long-term deferred tax and other liabilities	1,049	1,213
Debt	3,970	4,960
Total Liabilities	5,870	7,116

Shareholders’ Equity:
Total Shareholders’ Equity	1,691	883

Total Liabilities and Shareholders’ Equity	$7,561	$7,999

Table 3 IMS Health Holdings, Inc. Condensed Statement of Cash Flows (Preliminary and unaudited, in millions)

	Six Months Ended
	June 30,
(in millions)	2014	2013
Cash Flows from Operating Activities:
Net (loss) income	$(244)	$20
Adjustments to Reconcile Net (Loss) Income to Net Cash (Used in) Provided by Operating Activities:
Depreciation and amortization	222	205
Deferred income taxes	(188)	(26)
Non-cash stock-based compensation charges	46	13
Losses on Venezuela remeasurement	49	14
Other	85	17
Change in assets and liabilities, excluding effects from acquisitions and dispositions:
Changes in current assets and liabilities	(173)	(99)
Changes in long term assets and liabilities	(26)	(20)
Net Cash (Used in) Provided by Operating Activities	(229)	124

Cash Flows from Investing Activities:
Capital expenditures	(45)	(17)
Additions to computer software	(44)	(31)
Payments for acquisitions of businesses, net of cash acquired	(27)	(70)
Other	(20)	(26)
Net Cash Used in Investing Activities	(136)	(144)
Cash Flows from Financing Activities:
Proceeds from initial public offering, net of costs	989	—
Other financing activities	(1,045)	(28)
Net Cash Used in Financing Activities	(56)	(28)
Effect of Exchange Rate Changes on Cash and Cash Equivalents	(39)	(30)
Decrease in Cash and Cash Equivalents	(460)	(78)
Cash and Cash Equivalents, Beginning of Period	725	580
Cash and Cash Equivalents, End of Period	$265	$502

Table 4 IMS Health Holdings, Inc. Net (Loss) Income to Adjusted EBITDA Reconciliation (Preliminary and unaudited, in millions)

	Three Months Ended June 30,		Six Months Ended June 30,
(in millions)	2014	2013	2014	2013
Net (loss) income	$(220)	$8	$(244)	$20
(Benefit from) provision for income taxes	(139)	9	(152)	14
Other loss (income), net(1)	271	6	288	(10)
Interest expense	49	75	138	154
Interest income	—	(1)	(2)	(2)
Depreciation and amortization	115	100	222	205
Deferred revenue purchase accounting adjustments	—	1	2	2
Non-cash stock-based compensation charges	15	2	46	13
Restructuring and related charges	27	2	29	5
Acquisition-related charges	6	2	12	4
Sponsor monitoring termination / fees	72	2	74	4
Non-executive phantom stock compensation	30	—	30	—
Adjusted EBITDA	$226	$206	$443	$409
Depreciation and amortization(2)	(31)	(25)	(62)	(55)
Interest expense, net	(49)	(74)	(136)	(152)
Less cash tax (payments)/refunds	(12)	(11)	(41)	(30)
Adjusted Net Income	$134	$96	$204	$172

(1)	Includes $49M FX loss due to the devaluation of Venezuelan Bolivar assets and liabilities, $151M for make whole premiums, $68M for the write-off of debt issuance costs and discounts
(2)	Excludes amortization related to purchase accounting

Table 5 IMS Health Holdings, Inc. Net (Loss) Income to Adjusted Net Income Reconciliation (Preliminary and unaudited, in millions except per share)

	Three Months Ended June 30,		Six Months Ended June 30,
(in millions)	2014	2013	2014	2013
Net (Loss) Income	$(220)	$8	$(244)	$20
(Benefit from) provision for income taxes	(139)	9	(152)	14
Amortization associated with purchase accounting	77	75	153	149
Deferred revenue purchasing accounting adjustments	—	1	2	2
Non-cash stock-based compensation charges	15	2	46	13
Restructuring and related charges(1)	34	2	36	5
Acquisition-related charges	6	2	12	5
Sponsor monitoring termination / fees	72	2	74	4
Non-executive phantom stock compensation	30	—	30	—
Other loss, net (2)	271	6	288	(10)
Adjusted Pre Tax Income	$146	$107	$245	$202
Less cash tax (payments)/refunds	(12)	(11)	(41)	(30)
Adjusted Net Income	$134	$96	$204	$172

Earnings per Share Attributable to Common Shareholders:
Basic	$0.41	$0.34	$0.67	$0.61
Diluted	$0.39	$0.33	$0.65	$0.60
Weighted-Average Common Shares Outstanding:
Basic	329.7	280.0	304.9	280.0
Diluted	339.4	288.9	314.1	288.8

(1)	Includes $7M of accumulated depreciation related to real estate transactions
(2)	Includes $49M FX loss due to the devaluation of Venezuelan Bolivar assets and liabilities, $151M for make whole premiums, $68M for the write-off of debt issuance costs and discounts

Table 6 IMS Health Holdings, Inc. Net Cash (Used in) Provided by Operating Activities to Unlevered Free Cash Flow (Preliminary and unaudited, in millions)

	Three Months Ended June 30,		Six Months Ended June 30,
(in millions)	2014	2013	2014	2013
Net Cash (Used in) Provided by Operating Activities	$(126)	$126	$(229)	$124
Capital expenditures	(12)	(10)	(45)	(17)
Additions to computer software	(23)	(18)	(44)	(31)
Free Cash Flow	$(161)	$98	$(318)	$76
Cash interest payments	68	73	170	140
Cash tax payments	12	11	41	30
Acquisition related charges	6	2	12	4
Sponsor monitoring termination / fees	72	2	74	4
Non-executive phantom stock compensation	30	—	30	—
Debt extinguishment make-whole payments	151	—	151	—
Severance, transaction & other payments	7	15	12	21
FX hedge payments	4	(4)	5	(6)
Unlevered Free Cash Flow	$189	$197	$177	$269

Table 7 IMS Health Holdings, Inc. Calculation of Gross Leverage Ratio as of June 30, 2014 (Preliminary and unaudited, in millions)

(in millions)
Gross Debt as of June 30, 2014	$3,996
Adjusted EBITDA for the year ended December 31, 2013	829
Less: Adjusted EBITDA for the six months ended June 30, 2013	(409)
Add: Adjusted EBITDA for the six months ended June 30, 2014	443
Adjusted EBITDA for the twelve months ended June 30, 2014	$863
Gross Leverage Ratio (Gross Debt/LTM Adjusted EBITDA)	4.6x

CONTACT:
IMS Health
Tor Constantino, +1 484-567-6732
Media Relations
tconstantino@us.imshealth.com
or
Tom Kinsley, +1 203-448-4691
Investor Relations
tkinsley@imshealth.com